Exhibit 99.1

SOURCE: India Globalization Capital, Inc.
October 18, 2011 08:40 ET
IGC Signs Definitive Agreement to Acquire a Chinese Iron Ore Processing Company
Acquisition Target Has Fiscal Year End March 31, 2011 Audited Revenue of 13.5 Million and Net After-Tax Earnings of $5.9 Million
Significant Synergies Between Indian Operations and Chinese Operations

BETHESDA, MD--(Marketwire – Oct 18, 2011) - India Globalization Capital, Inc. (NYSE Amex: IGC) a company competing in the rapidly growing materials and infrastructure industry in India, announced it has entered a definitive agreement to acquire an iron ore processing company, Linxi H&F Economic and Trade Co.  (“PRC Ironman”), located in Chifeng, China.

Ram Mukunda, CEO of IGC, said, “PRC Ironman has audited revenues of approximately $13.5 million and approximately $5.9 million in net after tax earnings for FYE March 31, 2011 and a good liquid balance sheet.  In addition to an immediate impact on earnings, this acquisition will greatly enhance our position in the materials business by creating a rapidly growing, profitable iron ore business for IGC.  PRC Ironman refines low-grade ore to high-grade ore, which commands a higher price and margin in the market.  Our strategy is to both mine and ship low-grade ore to the refining facilities and through a beneficiation process convert the ore to high-grade ore.  Over the next 24 months, we expect to expand this business rapidly through organic growth. Additionally, there are great values in this space which may provide additional opportunities for bolt-on acquisitions.  This is the first step towards creating a value added, vertically integrated iron ore business that extends from India into China.”

PRC Ironman operates a beneficiation plant located on 2.2 square kilometers of iron ore deposits.  There are more than 3 million metric tons of ore deposits in the immediate area where the PRC Ironman plant is located.  At current prices, the reserves are worth over $350 million.  Currently, the refinement process involves moving sand mixed with ore through a process that uses magnetic separators to separate the ore from the sand, which is then fed into a separator that uses a wet process.  The output of the beneficiation process is 65-67% iron ore, which currently sells in the range of $140 per ton.  PRC Ironman has an agreement with the local Chinese authorities to operate this facility into August 2018.

At closing, which is subject to customary closing conditions including completion of due diligence and approval of the IGC shareholders, IGC will issue 31.5 million shares of IGC common stock for the purchase of 95% of the equity in PRC Ironman.  In addition, the stock purchase agreement (the “Agreement”) provides for a contingent payment by IGC to PRC Ironman’s majority shareholder of $1 million payable within 30 days of closing and upon satisfaction of certain post closing covenants.  The Agreement further provides for certain contingent payments by IGC to PRC Ironman shareholders, as follows (i) $1.5 million in cash or stock, which is contingent on IGC achieving an earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2011); and (ii) $1.5 million in cash or stock, which is contingent on IGC achieving an earnings growth of at least 30% from the previous year’s closing audit (i.e., March 31, 2012). The Agreement adds that if either annual target is missed there would still be a payout provided the company achieves an earnings growth of 69% between FYE 2011 and FYE 2013.  The acquisition is expected to close in the current fiscal quarter.

Mr. Mukunda added, “As previously disclosed, we have a strategic relationship with them and while working with them we both quickly saw the immediate and long-term benefits of a combination of our two companies.  They have an experienced management team that will be highly incentivized to manage and create a strong China operating company which can complement and enhance our existing India operations.”

The terms of the acquisition agreement stipulate that the board and management of IGC will continue to form a majority of all boards including all subsidiaries and be in a position to control all aspects of corporate governance.   Mr. Mukunda added, “This acquisition is highly beneficial to us in the short-term based on their current revenues and net earnings.  Strategically it also immediately enhances the integration of our India-China trading platform that we believe will ultimately create significant additional long-term shareholder value.”

About IGC:
Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and construction company operating in India.  We supply iron ore to China and rock aggregate to the infrastructure industry in India.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com.

About Linxi H&F Economic and Trade Co (“PRC Ironman”):
Linxi H&F Economic and Trade Co. is based in the People’s Republic of China (PRC) and is a 95% owned subsidiary of Hong Kong based Wholly Owned Foreign Enterprise (WOFE) H&F Ironman Limited (“HK Ironman”).  PRC Ironman operates a beneficiation plant, which extracts high-grade iron ore from low-grade iron ore.  For more information about PRC Ironman, please visit the company's Web site at www.hfironman.net

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms.  These forward-looking statements are based on the existing beliefs, assumptions, expectations, estimates, projections and understandings of the management of IGC concerning PRC Ironman with respect to future events at the time these statements are made.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, iron ore availability and governmental, political, economic, legal and social conditions in China.

Factors that could cause actual results to differ, relate to the (i) ability of IGC to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar, the Chinese RMB and the Indian rupee, (iv) weather conditions in China and India, (v) uncertainties with respect to the People's Republic of China’s legal and regulatory environment, and (vi) ability of the Company to access ports on the coasts of India.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's amended Annual Report on Form 10-K for the year ended March 31, 2011 filed with the Securities and Exchange Commission.

Contact Information
Investor Relations Contact:
Mr. John Selvaraj
301-983-0998